 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 22, 1994

                                              REGISTRATION NO. 33---------
==========================================================================

                  SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C. 20549

                               FORM S-3

                     REGISTRATION STATEMENT UNDER

                      THE SECURITIES ACT OF 1933

                           -----------------

                          LACLEDE GAS COMPANY
        (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          MISSOURI                                43-0368139
(STATE OR OTHER JURISDICTION OF       (I.R.S. EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)

                           720 OLIVE STREET

                       ST. LOUIS, MISSOURI 63101

                             314-342-0500

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
          CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

             R. C. JAUDES, R. J. CARROLL OR D. L. GODINER
                          LACLEDE GAS COMPANY
                           720 OLIVE STREET
                       ST. LOUIS, MISSOURI 63101
                             314-342-0500
  (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                   AREA CODE, OF AGENT FOR SERVICE)

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
MARCH 7, 1994

  IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING
OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. /X/

  IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN
CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. / /

                           -----------------

                                                  CALCULATION OF REGISTRATION FEE
=============================================================================================================================

                                                             PROPOSED MAXIMUM        PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF           AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING           AMOUNT OF
   SECURITIES TO BE REGISTERED          REGISTERED               PER UNIT*                PRICE*             REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------------------------

Common Stock                             1,000,000                $48.75                $48,750,000               $16,809

- ------------------------------------------------------------------------------------------------------------------------------

Common Stock Purchase Rights             1,000,000                   -                       -                       -

===============================================================================================================================

*Per Rule 457(c) this is the average of the high and low prices reported on the New York Stock Exchange as of February 15,
1994, which is within 5 business days prior to the date of filing this registration statement.

===============================================================================

PROSPECTUS
- ----------

                          LACLEDE GAS COMPANY

                       DIVIDEND REINVESTMENT AND

                          STOCK PURCHASE PLAN

                          1,000,000 SHARES OF

                             COMMON STOCK

                             $1 PAR VALUE
                               PER SHARE

                           -----------------

  Laclede Gas Company ("Company") is offering through its Dividend Reinvestment and Stock Purchase Plan ("Plan"), a convenient and economical method of purchasing additional shares of Laclede Gas Company common stock, par value $1 per share (the "Common Stock") through the reinvestment of cash dividends and, at the option of a participant in the Plan (the "Participant"), through the investment of optional cash payments. The Plan, which was formerly known as the Laclede Gas Company Dividend Reinvestment Program, was amended effective February 11, 1994 primarily to allow for optional cash payments and the use of newly issued and treasury stock. The Plan is set forth in this Prospectus. This Prospectus relates to one million shares of Common Stock available for issuance under the Plan and one million related Common Stock purchase rights attached to the Common Stock available for issuance under the Plan. See pages 11-17 of this Prospectus for a description of the Company's Common Stock and of certain purchase rights related thereto (the "Rights"). This Prospectus should be retained for future reference.

  Common Stock offered through the Plan may be purchased either: (a) on any securities exchange where the Common Stock is traded, in the over-the-counter market or through any negotiated transactions; or (b) directly from the Company in the form of newly issued or treasury shares; at the discretion of the Company.

  The price to Participants of shares of the Common Stock purchased on the open market or through negotiated transactions will be the weighted average of the actual cost per share. The price of newly issued or treasury shares of Common Stock purchased with reinvested dividends or optional cash payments will be the closing sale price of the Common Stock as reported on the New York Stock Exchange's report of composite transactions on the cash dividend payment date.

                           -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
 SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
  COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
    STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
     ADEQUACY OF THIS PROSPECTUS.

       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -----------------

           THE DATE OF THIS PROSPECTUS IS FEBRUARY 22, 1994.

                           TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----


Available Information...............................................  2

Incorporation of Certain Documents by
 Reference..........................................................  2

The Company.........................................................  3

Laclede Gas Company Dividend
 Reinvestment and Stock Purchase Plan...............................  4
  Purpose...........................................................  4
  Administration....................................................  4
  Participation.....................................................  4
  Purchases.........................................................  6
  Costs.............................................................  6

                                                                   PAGE
                                                                   ----

  Optional Cash Payments............................................  6
  Reports to Participants...........................................  7
  Certificates for Shares...........................................  7
  Withdrawal........................................................  8
  Other Information.................................................  9
  Tax Responsibility................................................  9

Use of Proceeds..................................................... 10

Description of Common Stock and Rights.............................. 11

Legal Matters....................................................... 17

Experts............................................................. 18

Indemnification of Directors and Officers........................... 18

                         AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.; 7 World Trade Center, 13th Floor, New York, New York; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock and Rights are listed on the New York and Chicago Stock Exchanges. Reports, proxy statements and other information concerning the Company can also be inspected and copied at the offices of such Exchanges at: 20 Broad Street, New York, New York; and 440 South LaSalle Street, Chicago, Illinois, respectively.

  Shareholders of the Company are furnished copies of an Annual Report to Shareholders containing financial statements as of the end of the most recent fiscal year audited and reported upon (with an opinion expressed) by independent certified public accountants.

            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the SEC pursuant to the Exchange Act are incorporated in this Prospectus by reference:

    1. The Company's Annual Report on Form 10-K for the year ended September 30, 1993.

    2. The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1993.

    3. The Company's Form 8-A Registration Statement dated April 17,
  1986.

  In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"), provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to
Section 13 of the Exchange Act prior to the filing of the Company's most recent Annual Report on Form 10-K with the SEC shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after the filing of such Annual Report on Form 10-K.

  Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE INCORPORATED DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS SHOULD BE DIRECTED TO MR. DONALD L. GODINER, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, LACLEDE GAS COMPANY, 720 OLIVE STREET, ST. LOUIS, MISSOURI 63101, TELEPHONE NUMBER: (314) 342-0508. THE INFORMATION RELATING TO THE COMPANY CONTAINED IN THIS PROSPECTUS DOES NOT PURPORT TO BE COMPREHENSIVE AND SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE INCORPORATED DOCUMENTS.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY, NOR AN OFFER OR SOLICITATION OF THE SECURITIES OFFERED HEREBY OR THEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION.

  NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF SUCH PROSPECTUS.

                              THE COMPANY

  The Company, which is subject to the jurisdiction of the Missouri Public Service Commission, is a public utility engaged in the retail distribution and transportation of natural gas. It serves the City of St. Louis, St. Louis County, the City of St. Charles and parts of St. Charles County, the town of Arnold, and parts of Jefferson, Franklin, St. Francois, Ste. Genevieve, Iron, Madison and Butler Counties, all in Missouri. As an adjunct to its natural gas distribution and transportation business, the Company operates underground natural gas storage fields and is engaged in the transportation and storage of liquid propane. The Company has engaged in the exploration for and development of natural gas on a utility and nonutility basis. Certain gas production sales are subject to the regulation of the Federal Energy Regulatory Commission. Since 1968, the Company has also made investments in other nonutility businesses as part of a diversification program.

  The Company's principal executive office is located at 720 Olive Street, St. Louis, Missouri 63101. Its telephone number is
314-342-0500.

                          LACLEDE GAS COMPANY

             DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

  The following question and answer statements constitute the full provisions of the Dividend Reinvestment and Stock Purchase Plan, as amended effective February 11, 1994, (the "Plan"). The Plan has been modified principally to provide that (i) persons who have elected to participate in the Plan ("Participants") may make quarterly optional cash payments for investment in Laclede Gas Company Common Stock (the "Common Stock"); and (ii) shares purchased for the Plan may be newly issued or treasury shares of Common Stock OR shares acquired on the open market, all at the discretion of the Company. The Company pays all costs of administration of the Plan.

PURPOSE

1. WHAT IS THE PURPOSE OF THE PLAN?

  The Plan offers shareholders of record of Common Stock ("Shareholders") a convenient and economical method of increasing their ownership of Common Stock. Once a Participant is enrolled in the Plan, cash dividends and any optional cash payments made by the Participant will be used to purchase additional shares of Common Stock on each cash dividend payment date. The Company shall, at its sole option, direct that Common Stock be purchased from time to time from the Company or in the market. To the extent that such shares are purchased from the Company, the Company will receive funds which will be used for investment in plant or for other general corporate purposes.

  Full reinvestment of dividend funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to Participants' accounts. Dividends on such fractions of, as well as on full, shares will be credited to Participants' accounts. Under the Plan, the Company, and not the Participants, will pay any brokerage fees or commissions associated with purchases in the market.

ADMINISTRATION

2. WHO WILL ADMINISTER THE PLAN?

  The Company will administer the Plan. Boatmen's Trust Company (hereinafter the "Agent") will serve as agent for the Participants, performing such functions as keeping a continuing record of Participants' accounts, purchasing all shares for the Participants, advising them of purchases, and performing other duties related to the Plan. The Common Stock purchased for the accounts of the Participants will be registered in the name of the Agent as custodian for Participants in the Plan. If the Agent ceases to serve as agent and custodian, its successor will be designated by the Company. Information on how to contact the Agent is set forth in the response to Question 23.

PARTICIPATION

3. WHO IS ELIGIBLE TO PARTICIPATE?

  All holders of record of shares of Common Stock are eligible to participate in the dividend reinvestment feature and the optional cash payment feature of the Plan. An owner of Common Stock whose shares are registered in a name other than his or her own (for example, the name of a broker or bank nominee) who wants to participate in the Plan must become a shareholder of record by having his or her shares intended to be included in the Plan transferred into his or her own name, or by purchasing new shares in his or her own name. To participate in the optional cash feature of the Plan, a Shareholder must also participate in the dividend reinvestment feature.

4. MUST A SHAREHOLDER PARTICIPATE IN THE DIVIDEND REINVESTMENT FEATURE OF THE PLAN WITH ALL CASH DIVIDENDS PAID ON ALL COMMON SHARES OWNED OF RECORD?

  Yes. A Shareholder electing to participate in the Plan must participate with all cash dividends paid on all Common Stock owned of record by the Participant. After enrolling to participate in the Plan, all cash dividends on shares held by a Participant in certificate form and registered in the Participant's name and all cash dividends on shares held under the Plan, including all shares acquired through optional cash payments made by a Participant and all shares acquired under the Plan's dividend reinvestment feature, will be used to purchase additional shares under the Plan.

5. HOW DO ELIGIBLE PERSONS PARTICIPATE?

  An eligible Shareholder may join the Plan at any time by completing an Authorization Form and returning it to the Agent. Authorization Forms will be furnished in March, 1994 to all Shareholders of record and may be obtained at any time thereafter by written request to the Agent or by telephoning the Agent at the appropriate address or toll free number listed in the response to Question 23.

6. WHEN MAY AN ELIGIBLE PERSON JOIN THE PLAN?

  A Shareholder of record may join the Plan at any time.

  If the Agent receives a properly completed Authorization Form for dividend reinvestment before the record date for the payment of the next cash dividend, then the dividend will be used to purchase additional shares of Common Stock on the next cash dividend payment date. If such Authorization Form is received on or after the record date for the next cash dividend but on or before the applicable cash dividend payment date, dividend reinvestments will not start until the payment of the next following cash dividend. Dividends are currently paid on or about January 2, April 1, July 1 and October 1. The record dates will normally be around the eleventh day of the month prior to the dividend payment date; however, the record date for the April 1, 1994 cash dividend payment is expected to be on or about March 21, 1994.

  Optional cash payments may be received by the Agent no earlier than 28 days and no later than five days prior to the next cash dividend payment date. Optional cash payments received before or after such dates will be returned to the Participants. No interest will be paid on optional cash payments held by the Agent pending investment.


7. WHAT DOES AN AUTHORIZATION FORM AUTHORIZE?

  An Authorization Form authorizes the Agent, on behalf of the Participant, to receive all cash dividends on the shares of Common Stock registered in the Participant's name and on those shares of Common Stock acquired for the Participant in the Plan, and to use these cash dividends to purchase shares of Common Stock on each dividend payment date; and to use any timely received optional cash payments to purchase shares of Common Stock on the next cash dividend payment date. Any such authorization shall continue until it is withdrawn by the Participant.

PURCHASES

8. HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR PARTICIPANTS?

  The number of shares purchased will depend on the amount of a Participant's cash dividend, optional cash payment and the purchase price of the shares. Each Participant's account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount invested divided by the purchase price.

9. WHAT IS THE PRICE OF THE SHARES PURCHASED UNDER THE PLAN?

  When the Agent purchases shares of Common Stock from the Company, the price per share of shares purchased by the Participants on the applicable cash dividend payment date will be the closing sales price for the Common Stock on the New York Stock Exchange report of composite transactions on the applicable cash dividend payment date (or the previous trading day if the dividend payment date is not a day on which Common Stock was traded). In each case, the price will be calculated to four decimal places. No shares will be sold by the Company for less than the par value thereof.

  If the Company, at its option, directs the Agent to purchase part or all of the Common Stock in the open market instead of from the Company, the price per share to Participants will be based on the weighted average price carried to four decimal places of the actual purchase price of the shares then being acquired on the open market by the Agent, exclusive of brokerage commissions and expenses. The Company will pay any such brokerage commissions and expenses.

  It should be recognized that, since investment prices are determined as of specified dates, a Participant loses any advantage which might otherwise be available from being able to select more precisely the timing of the Participant's investment.

COSTS

10. ARE ANY FEES OR EXPENSES INCURRED BY PARTICIPANTS IN THE PLAN?

  The Company will pay all administrative costs of the Plan. Participants will pay no brokerage commissions, expenses or service charges under the Plan in connection with purchases under the Plan. When shares are sold by the Agent for a Participant, however, the Participant will be responsible for any brokerage commissions or service charges incurred on the sale of shares.

OPTIONAL CASH PAYMENTS

11. HOW ARE OPTIONAL CASH PAYMENTS MADE?

  Participants may make optional cash payments of not less than $100 for each calendar quarter and not more than $30,000 for a calendar year. Optional cash payments must be received by the Agent no earlier than 28 days and no later than five days prior to a cash dividend payment date. Cash payments received before or after such dates will be returned to the Participants. Each optional cash payment by a Participant shall be made by check or money order payable to the Agent and mailed to the Agent WITH A REMITTANCE FORM FOR OPTIONAL CASH PAYMENTS FURNISHED FOR THAT PURPOSE, except that when enrolling in the Plan an optional cash payment may be made by the Participant by enclosing a check or money order with the Authorization Form. The same amount of money need not be sent each time, subject to the minimum and maximum payment levels, and there is no obligation to make optional cash payments.

  The Agent will acknowledge receipt of ALL optional cash payments. A Participant may withdraw the amount of any optional cash payment prior to investment if written notice of the intent to withdraw is received by the Agent NO LATER THAN THE CLOSE OF BUSINESS ON THE THIRD BUSINESS DAY preceding the next cash dividend payment date. No interest will be paid on optional cash payments held by the Agent pending investment. Participants should not send cash.

REPORTS TO PARTICIPANTS

12. WHAT KIND OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

  Each Participant will receive a statement of account each quarter showing amounts invested, purchase prices, number of shares purchased and other information for that quarter. Participants will also receive written notice of any changes in the Plan.

  In addition, each Participant will receive all communications sent to every holder of Common Stock, including the Company's annual report to shareholders, the notices of meetings of shareholders, the proxy statement and proxies.

CERTIFICATES FOR SHARES

13. WILL CERTIFICATES BE ISSUED FOR THE COMMON STOCK PURCHASED FOR THE PARTICIPANTS IN THE PLAN?

  Normally, certificates for Common Stock purchased under the Plan will not be issued to Participants in their names but will be registered in the name of the Agent and credited to the Participants' Plan accounts. However, upon a Participant's written request, certificates for any number of whole shares credited to the Participant's account will be issued in the Participant's name, and delivered to the Participant.

  Requests for certificates shall be handled without charge to Participants. After such a delivery of certificates, a Participant must continue to participate in the Plan with shares represented by such certificates until such time as the shares are sold or otherwise transferred or until the Participant terminates participation in the Plan. Any remaining fractional or whole shares will continue to be credited to the Participant's Plan account.

  Certificates for fractions of shares will not be issued to a Participant.

  Common Stock credited to the account of a Participant under the Plan may not be pledged. A Participant who wishes to pledge Common Stock must request that certificates for such Common Stock be issued in his or her name, or by purchasing shares in his or her name. Pledged, certificated shares registered in the name of a Participant, like all other certificated shares so registered, will be and remain in the dividend reinvestment feature of the Plan.

  Certificates for whole shares purchased under the Plan will be accompanied by the same common stock purchase rights ("Rights") as shall accompany the same number of shares purchased outside the Plan, and the shares in the Participant's Plan account shall also include such Rights.

WITHDRAWAL

14. HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

  A Participant may withdraw from the Plan by sending a written request to withdraw to the Agent. When a Participant withdraws from the Plan, the Participant has two options: A Participant may elect (i) to receive a certificate for ALL of the whole shares credited to the Participant's Plan account and receive a cash payment for any fraction of a share, or
(ii) to have the Agent sell ALL of the Participant's Plan shares and receive a check for the proceeds less any related brokerage commissions and transfer taxes. In order to take advantage of economies inherent in bulk sales, sales of whole and fractional shares will be accumulated; sales transactions will, however, normally occur at least every 30 days. Cash payments for whole and fractional shares will be based on the actual sales price of the shares on the sale date. It should be recognized that if the Participant elects to have the Agent sell his or her stock, the Participant loses any advantage which might otherwise be available from being able to select more precisely the timing of the sale of his or her shares.

15. WHEN MAY PARTICIPANTS WITHDRAW FROM THE PLAN?

  A Participant may withdraw from the Plan at any time, upon written notification to the Agent.

  If a Participant's request to withdraw is received by the Agent prior to the record date for the next cash dividend, the dividend paid on such dividend payment date will be sent to the Participant and any optional cash payment previously sent to the Agent and not yet invested will be returned.

  If a Participant's request to withdraw is received by the Agent on or after the record date but on or before the applicable cash dividend payment date, the dividend paid on the dividend payment date and any optional cash payments received will be used to purchase shares under the Plan.

  After the dividend payment date, the Participant will receive, depending upon his or her election in the request to withdraw, a certificate for the whole shares in his or her Plan account and a check for any fractional share, or a check for the proceeds of all of his or her shares, whole and fractional, credited to his or her Plan account less any related brokerage commissions and transfer taxes. All subsequent dividends will be sent to the Participant unless he or she re-enrolls in the Plan.

  Death of a Participant will not constitute termination of participation in or withdrawal from the Plan. To terminate participation and withdraw from the Plan on behalf of the estate of a deceased Participant, the Agent must receive written notice of the death, accompanied by payment instructions and evidence satisfactory to the Agent of the authority of the person communicating with the Agent to act on behalf of such estate.

16. WHEN MAY FORMER PARTICIPANTS REJOIN THE PLAN?

  Generally, a former Participant may again become a Participant at any time. However, the Company reserves the right to reject any Authorization Form from a previous Participant on grounds of excessive joining and termination. Such reservation is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term investment service.

OTHER INFORMATION

17. WHAT HAPPENS TO THE PARTICIPANT'S PLAN ACCOUNT IF THE COMPANY
    ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT?

  Any stock dividends or split shares distributed by the Company on Common Stock held in the Plan for a Participant will be credited to the Participant's Plan account.

18. HOW WILL PARTICIPANTS' COMMON STOCK BE VOTED AT MEETINGS OF
SHAREHOLDERS?

  For each meeting of Shareholders, Participants will receive proxies which will enable them to vote shares of Common Stock credited to the Participants' accounts. No shares credited to a Participant's account will be voted unless a proxy from the Participant has been received for the shares.

19. MAY THE PLAN BE CHANGED OR DISCONTINUED?

  The Company reserves the right to suspend, modify or terminate the Plan at any time. Notice of any such suspension, material modification or termination of the Plan will be sent to all Participants. Termination of the Plan will have the same effect and be accomplished as to each Participant in the same manner as if the Participant had completely withdrawn from participation in the Plan.

20. WHO INTERPRETS AND REGULATES THE PLAN?

  The Company reserves the right to interpret and regulate the Plan as it deems desirable or necessary. Neither the Company nor the Agent, in administering the Plan, will be liable for any act done in good faith or for any omission to act in good faith, including, without limitation, any act giving rise to a claim of liability arising from
(i) failure to terminate a Participant's account upon such Participant's death prior to the receipt of written notice of such death as set forth in the response to Question 15; (ii) the times and prices at which shares are purchased or sold for a Participant's account; or (iii) fluctuations in the market price of the Company's common shares.

  A Participant should recognize that neither the Company nor the Agent can assure a profit or protect against a loss on the Common Stock purchased under the Plan.

TAX RESPONSIBILITY

21. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN
    THE PLAN?

  Dividends that are reinvested for a Participant are subject to income taxes as if they had been paid directly to the Participant in cash. In addition, the Internal Revenue Service has issued a private ruling on an arrangement similar to this Plan to the effect that any brokerage commissions and brokerage service charges paid by the Company on a Participant's behalf are to be treated as dividend income to the Participant.

  Accordingly, the Agent will send each Participant a year-end statement showing dividends invested, service charges and any brokerage commissions paid on the Participant's behalf, and the Participant should retain this statement for the Participant's tax records.

  The price at which shares are purchased will be determined as described in the response to Question 9. The Internal Revenue Service private ruling also stated that any brokerage commissions and brokerage service charges may be added to the cost basis of the shares purchased for a Participant's account. Participants will need to know this information to compute taxable gains or losses upon a sale of the shares.

  A Participant will not realize any federal taxable income solely by reason of the receipt of certificates for whole shares of Common Stock previously credited to the Participant's account, whether upon request, withdrawal from the Plan, or the Company's termination thereof. However, gain or loss will be realized when shares, whether whole or fractional, are sold for the Participant and the Participant receives a check for the proceeds of such sale. The amount of the gain or loss and its character will depend upon the circumstances of each Participant.

  PARTICIPANTS SHOULD CONSULT THEIR PERSONAL TAX ADVISORS FOR MORE SPECIFIC INFORMATION, PARTICULARLY SINCE INTERPRETATIONS AND LAWS, REGULATIONS AND RULINGS MAY CHANGE OVER TIME.

22. WHAT PROVISION IS MADE FOR FOREIGN SHAREHOLDERS SUBJECT TO UNITED STATES INCOME TAX WITHHOLDING?

  In the case of foreign Shareholders who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding, the Agent will invest in shares of Common Stock an amount equal to the dividends of such foreign Participants less the amount of tax required to be withheld. The quarterly statement of account confirming purchases made by the Agent for such foreign Participants will indicate the net dividend payment invested and the amount of tax withheld.

  Optional cash payments received from foreign Shareholders must be in United States dollars and will be invested in the same way as optional cash payments from other Participants.

23. WHERE SHOULD CORRESPONDENCE REGARDING THE PLAN BE DIRECTED?

        Boatmen's Trust Company, Agent
        Corporate Trust Administration
        P.O. Box 14768
        St. Louis, Missouri 63178-4768

                   or

        Telephone at: 1-314-466-1357 from St. Louis, Missouri
                      1-800-456-9852 outside St. Louis (Continental U.S.)

                            USE OF PROCEEDS

  At present, one million shares of additional authorized but unissued and treasury Common Stock are available for sale under the Plan. The net proceeds from the sale of the Common Stock sold pursuant to the Plan will be applied toward investment in plant and other general corporate purposes. The Company does not know either the number of shares of Common Stock that will ultimately be sold pursuant to the Plan or the prices at which such shares will be sold.

                DESCRIPTION OF COMMON STOCK AND RIGHTS

GENERAL

  The Company is authorized by its Articles of Incorporation, as amended (the "Articles"), to issue 50 million shares of Common Stock ($1 par value), of which 15,586,462 shares were issued and outstanding as of the date of this Prospectus.

  The outstanding Common Stock is traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol LG.

  The following are summaries relating to the Common Stock and Rights (the terms of which Rights are hereinafter summarized under the caption "Common Stock Purchase Rights"), and of certain features of the Company's $25 par value, 5% Series B Preferred Stock, and $25 par value, 4.56% Series C Preferred Stock (all shares of Preferred Stock, regardless of series, being referred to collectively as the "Preferred Stock"); and of certain provisions of the Articles, the General and Business Corporation Law of Missouri, and the Company's Mortgage and Deed of Trust dated as of February 1, 1945 as supplemented and amended (the "Mortgage"). This summary of certain rights and privileges of the holders of Common Stock and Rights does not purport to be complete and is qualified in its entirety by reference to the Articles, the laws of the State of Missouri, the Mortgage and, with respect to the Rights, the Rights Agreement dated as of April 17, 1986, between the Company and The Boatmen's National Bank of St. Louis, Rights Agent.

DIVIDEND RIGHTS

  After payment in full of cumulative dividends on the preferred stock of all series, the Board of Directors may declare dividends upon the Common Stock out of funds legally available therefor, subject to the following dividend restrictions:

  Each series of the Preferred Stock is entitled, in preference to the Common Stock, to receive cumulative cash dividends at its respective designated rate payable quarterly on March 31, June 30, September 30, and December 31 of each year when and as declared by the Board of Directors out of funds legally available therefor. Dividends on the Preferred Stock are cumulative.

  Under the terms of the Company's Mortgage so long as any of the bonds of the 9 5/8% Series due May 15, 2013, or the 8 1/2% Series due November 15, 2004, or the 8 5/8% Series due May 15, 2006, or the 7 1/2% Series due November 1, 2007, or the 6 1/4% Series due May 1, 2003, are outstanding, the Company will not declare or pay any dividends on Common Stock (other than dividends in Common Stock) or purchase, redeem or otherwise acquire or retire for value Common Stock, if the aggregate net amount expended for such dividends, acquisitions, and the like, after September 30, 1953, would exceed: (a) the net income available for Common Stock for the period beginning October 1, 1953, and ending with the last day of the calendar quarter immediately preceding the declaration of such dividend, or ordering of such distribution, or the taking of such other action; plus (b) $8,000,000. The aggregate net amount of the dividends and other restricted payments shall be determined by deducting from the aggregate amount thereof the total amount of cash payments received by the Company after September 30, 1953, for any shares of Common Stock sold by the Company after that date.

  As of February 1994, the availability for distribution of the Company's retained earnings was not impaired to any material extent by the restriction described in the immediately preceding paragraph.

  Under the Company's Articles, if the stated capital represented by all stock junior to the Preferred Stock plus paid-in and capital surplus and retained earnings is less than 25% of the total capitalization (such percentage was approximately 56% at December 31, 1993), no dividends (other than stock dividends) will be paid on such junior stock unless (i) such dividend is not more than 75% of the net earnings of the Company after provision for dividends on the Preferred Stock outstanding earned during the fiscal year in which such dividend is declared and before the end of the quarter in which such dividend is declared or (ii) such dividend together with all dividends on stock junior to the Preferred Stock declared or paid since the earliest date of issue of any of the then outstanding Preferred Stock aggregate not more than 75% of the net earnings of the Company after provision for dividends on the Preferred Stock outstanding earned between said earliest date of issue and the end of the quarter in which such dividend is declared.

  The Series B Preferred Stock provides for a sinking fund designed to retire 6,400 shares in each year commencing in 1962 and the Series C Preferred Stock provides for such a fund designed to retire 4,000 shares annually commencing in 1968. If the sinking fund requirements are not met, the Company may not pay dividends on or acquire any Common Stock. However, to the extent that net earnings (as defined) after preferred dividends are less than the sinking fund requirement, the sinking fund payment may be reduced and such reduction for such year is deemed an excused failure. No dividends may be paid on Common Stock for the twelve months following an excused failure unless the amount in default is set aside in full.

VOTING RIGHTS

  Except as hereinafter stated, the holders of the Common Stock are entitled to one vote for each share of such Common Stock held of record at all stockholder meetings, and such holders have the sole voting rights.

  No shares of any series of Preferred Stock are entitled to vote at any meeting of stockholders or election of Directors of the Company except that whenever six quarterly dividends payable thereon shall be in default, then until no dividends on any Preferred Stock are in default, the holders of the Preferred Stock of all series, voting as a class, will have the right to elect the minimum number of Directors required to constitute a majority of the full Board, with the minority of the full Board being elected by the holders of Common Stock, voting as a separate class.

  Cumulative voting (determined in accordance with the procedure set forth under Missouri law) is applicable to all elections of Directors.

  The Company's Articles and By-Laws provide that the Board of Directors be classified into three classes, with one class to be elected each year, and with each class to be elected for a term of three years, and to be of a size as nearly equal to the other classes as possible. Article IV of the Company's Articles also provides that a change in the number of members of the Board to a number less than nine or more than twelve, or a change in classification of the Board, requires the affirmative vote of holders of at least two-thirds of the shares outstanding and entitled to vote thereon; and that the entire Board could be removed, with or without cause, by the affirmative vote of holders of at least two-thirds of the shares outstanding and entitled to vote thereon. Furthermore, less than the entire Board could be removed, with or without cause, by a vote of holders of at least two-thirds of the shares outstanding and entitled to vote thereon, except that no Director may be removed by shareholders if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the class of directors of which he is a member. Article IV of the Articles may be amended or repealed only upon the affirmative vote of holders of at least two-thirds of the shares outstanding and entitled to vote thereon. In addition to the foregoing description relating to removal by shareholder action, a director may also be removed, under Missouri law, by a majority of the board for failure to meet qualifications for his election set forth in a corporation's articles or by-laws, or for breach of any contract relating to his service as a director or employee.

LIQUIDATION RIGHTS

  Upon any dissolution, liquidation or winding up of the Company resulting in a distribution to its stockholders, the holders of the Common Stock are entitled to receive all assets remaining after the requisite payments have been made to the holders of the Preferred Stock.

PREEMPTIVE OR OTHER SUBSCRIPTION RIGHTS

  The Company's shares of Common Stock have limited preemptive rights.
Article III-B of the Company's Articles provides, in substance, that holders of shares of the Company's Common Stock shall have no preemptive right to acquire any shares of capital stock (or any securities convertible into shares of capital stock) issued for money or other consideration unless the Board of Directors of the Company determines to sell Common Stock (or securities convertible into Common Stock) solely for money and other than: (1) by a public offering; (2) through underwriters who will promptly make a public offering; or (3) pursuant to an authorization by a majority of outstanding common shares entitled to vote.

OTHER PROVISIONS

  All of the outstanding shares of Common Stock are, when issued and paid for, fully paid and non-assessable.

TRANSFER AGENT AND REGISTRAR

  The registrar, transfer agent, and dividend disbursing agent for the Company's Common Stock and the Preferred Stock is Boatmen's Trust
Company, Corporate Trust Administration, P.O. Box 14737, St. Louis, Missouri 63178-4737.

MISSOURI TAKEOVER STATUTES

  Under Missouri law, a person (or persons acting as a group) who acquires 20% or more of the outstanding stock of an "issuing public corporation" will not have voting rights, unless: (i) such acquiring person satisfies certain statutory disclosure requirements, and (ii) the restoration of voting rights to such acquiring person is approved by the issuing public corporation's shareholders. Additional shareholder approval is required to restore voting rights when an acquiring person has acquired one-third and a majority, respectively, of the outstanding stock of the issuing public corporation.

  Missouri law also regulates a broad range of "business combinations" between a "resident domestic corporation" and an "interested shareholder." "Business combination" is defined to include, among other things, mergers, consolidations, share exchanges, asset sales, issuances of stock or rights to purchase stock and certain related party transactions. "Interested shareholder" is defined as a person who: (i) beneficially owns, directly or indirectly, 20% or more of the outstanding voting stock of a resident domestic corporation or (ii) is an affiliate of a resident domestic corporation and at any time within the last five years has beneficially owned 20% or more of the voting stock of such corporation. Missouri law prohibits a resident domestic corporation from engaging in a business combination with an interested shareholder for a period of five years following the date on which the person became an interested shareholder, unless the Board of Directors approved the business combination before the person became an interested shareholder. Business combinations after the five-year period following the stock acquisition date are permitted only if: (i) the Board of Directors approved the acquisition of the stock prior to the acquisition date, (ii) the business combination is approved by the holders of a majority of the outstanding voting stock (other than the interested shareholder), and (iii) the consideration to be received by shareholders meets certain statutory requirements with respect to form and amount.

  The Company is both an "issuing public corporation" and a "resident domestic corporation" subject to the Missouri takeover statutes described above. Missouri law defines each type of entity as including a Missouri corporation having: (i) one hundred or more shareholders,
(ii) its principal place of business, principal office or substantial assets in Missouri, and (iii) certain prescribed percentages of stock ownership by Missouri residents.


BUSINESS COMBINATION PROVISION IN ARTICLES

  Under Article VII of the Company's Articles, certain Business Combinations (as defined in Article VII) involving the Company and any beneficial owner directly or indirectly of 10% or more of the outstanding voting shares of the Company (a Substantial Shareholder) would normally require approval by the affirmative vote of the GREATER of: (i) 80% of all of the Company's Common Stock; or (ii) a majority of all such Common Stock not owned directly or indirectly by the Substantial Shareholder, PLUS all of such Common Stock then owned directly or indirectly by the Substantial Shareholder (the greater of clauses (i) and (ii) being hereinafter called the "Special Vote"). However, only a two-thirds ( 2/3) affirmative vote would be required if: (1) the transaction is approved by a majority of those directors who were in office at the time the Substantial Shareholder became such, or certain of their successors, (collectively, the Continuing Directors); or (2) the shareholders receive consideration in a Business Combination not less than the GREATEST of: (a) the highest per share price paid by the Substantial Shareholder in acquiring any of the Substantial Shareholder's shares; or (b) the Fair Market Value (as defined in Article VII) on the date the merger or consolidation is approved by the Board; or (c) the highest price then being offered per share in any other bona fide offer outstanding on the date the Business Combination is approved by the Board; and certain proscribed dividend actions have not occurred.

  Article VII may be subsequently amended (the "Subsequent Proposal") only by the Special Vote, unless: (a) there is no Substantial Shareholder, and the Subsequent Proposal has been approved by a majority of the Company's Board; or (b) there is a Substantial Shareholder and the Subsequent Proposal has been approved by a majority of the Continuing Directors. In such latter two instances, only the affirmative vote of holders of a majority of the Common Stock would be required for its adoption.

  Under Article VII the following terms are respectively defined as follows:

  A "Substantial Shareholder" is defined generally as anyone who is the beneficial owner of more than 10% of the outstanding shares of the Company entitled to vote in an election of directors. The term "beneficial owner" includes, without limitation, persons directly and indirectly owning or having the right to acquire, vote or dispose of the stock. The Company is not aware of the existence of any shareholder or group of shareholders which would be a Substantial Shareholder, or which has indicated any intention of becoming a Substantial Shareholder.

  A "Continuing Director" includes any member of the Board who is not affiliated with a Substantial Shareholder and who was a director prior to the time the Substantial Shareholder became such, and any successor of a Continuing Director who is not an affiliate of a Substantial Shareholder and was recommended or elected to succeed a Continuing Director by a majority of Continuing Directors.

  A "Business Combination" includes generally the following types of transactions: (a) a merger or consolidation of the Company or any subsidiary with a Substantial Shareholder; (b) the sale or other disposition by the Company or a subsidiary of assets of $10 million or more if a Substantial Shareholder is a party to the transaction; (c) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of a Substantial Shareholder; or (d) any reclassification of securities, recapitalization, merger with a subsidiary or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding equity or convertible securities of the Company or a subsidiary owned by a Substantial Shareholder.

  "Fair Market Value" means: (a) as to stock, the highest closing sale price per share during the thirty (30) days prior to approval of the Business Combination by the Board, as reported by the stock exchange where listed; or, if not listed, the highest closing bid quotation during such period; or, if there is no reported sale or bid price, then the fair market value on the approval date as determined by a majority of the Continuing Directors; and (b) as to property or securities other than cash or stock, the fair market value on the approval date as determined by a majority of the Continuing Directors.

COMMON STOCK PURCHASE RIGHTS

  On May 1, 1986, the Company distributed a dividend distribution of one Common Stock Purchase Right (the "Rights") for each outstanding share of Common Stock of the Company (other than shares held in the Company's treasury) to shareholders of record at the close of business on May 1, 1986. Except as set forth below, each Right entitles the registered holder to purchase from the Company one share of Common Stock at a price of $100 per share, subject to adjustment (the "Purchase Price"). The Purchase Price, as adjusted to reflect a recently completed stock split, is now $50 per share. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and The Boatmen's National Bank of St. Louis, as Rights Agent (the "Rights Agent").

  Until the earlier of (i) ten days following the first to occur of (a) a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, 20% or more of the outstanding shares of Common Stock of the Company (such person or group of affiliated or associated persons who have made, or obtained the right to make, such acquisition being hereinafter called an "Acquiring Person") or (b) the date on which the Company first has notice or otherwise determines that a person has become an Acquiring Person (the "Stock Acquisition Date") or (ii) ten days following the commencement or announcement of an intention to make a tender offer or exchange offer for 30% or more of the outstanding shares of such Common Stock (the earlier of the dates in clause (i) or (ii) above being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Company's Common Stock certificates issued as of May 1, 1986 (other than the issued but not outstanding shares held in the Company's treasury), by such Common Stock certificates. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Company's Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after May 1, 1986, upon transfer, new issuance or issuance from the Company's treasury of the Company's Common Stock, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any of the Company's Common Stock certificates outstanding as of May 1, 1986 will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Company's Common Stock as of the close of business on the Distribution Date and such separate certificates alone will then evidence the Rights.

  The Rights are not exercisable until the Distribution Date. The
Rights will expire on May 1, 1996, unless earlier redeemed by the Company, as described below.

  The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Common Stock, (ii) upon the issuance of Common Stock or rights to subscribe for shares of Common Stock or securities convertible into Common Stock at less than the then current market price of the Common Stock, or (iii) upon the distribution to holders of Common Stock of securities (other than those described in (ii) above), evidences of indebtedness or assets (excluding regular periodic cash dividends at a rate not in excess of 150% of the last cash dividend theretofore paid or dividends payable in Common Stock).

  In the event that, following the Distribution Date, the Company is acquired in a merger or other business combination transaction or 50% or more of its assets or earning power is sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise of the Right and payment of the Purchase Price, that number of shares of common stock of the surviving or purchasing company (or, in certain cases, one of its affiliates) which at the time of such transaction would have a market value of two times the Purchase Price.

  In the event that (i) the Company were the surviving corporation in a merger with an Acquiring Person (or any affiliate or associate thereof) and shares of its Common Stock were not changed or exchanged,
(ii) an Acquiring Person, its associates or its affiliates were to engage in one of a number of transactions with the Company specified in the Rights Agreement, or
(iii) a person, including its affiliates or associates, were to become the beneficial owner of 40% or more of the outstanding Common Stock, then each Right would entitle the holder to purchase one share of Common Stock for one-third of the then market price of the Common Stock.

  Any Rights that are beneficially owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person will become null and void upon the occurrence of any of the events described in the preceding paragraph and any holder of such Rights will have no right to exercise such Rights from and after the occurrence of such an event.

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent in such Purchase Price. No fractional shares will be issued. In lieu of fractional shares, an adjustment in cash will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.

  At any time until the expiration of ten days following public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, 20% or more of the outstanding shares of Common Stock of the Company, the Company may elect to redeem the Rights in whole, but not in part, at a price of $.05 per Right. Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights, the Company shall make announcement thereof, and the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

  A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form 8-A dated April 17, 1986. A copy of the Rights Agreement is available to shareholders free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

MISCELLANEOUS

  The Company reserves the right to increase, decrease or reclassify its authorized capital stock, or any class or series thereof, and to amend or repeal any provisions in the Articles or in any amendment thereto in the manner now or hereafter prescribed by law, subject to the limitations in the Articles; and all rights conferred on the holders of Common Stock in the Articles or any amendment thereto are subject to this reservation.

  The high, low and closing prices on February 15, 1994 for the Company's Common Stock as reported in a summary of composite transactions in stock listed on the New York Stock Exchange (the principal market for the Common Stock) were $49, $48 1/2 and $48 1/2 per share, respectively.

                             LEGAL MATTERS

  The legality of the additional Common Stock has been passed upon by Donald L. Godiner, Senior Vice President, General Counsel and Secretary for the Company.

                                EXPERTS

  The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's most recent Annual Report on Form 10-K have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

               INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company's Articles and Missouri Statutes provide for indemnification of the Company's officers and directors under certain circumstances, which may include liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                               LACLEDE GAS
                                 COMPANY



                             PROSPECTUS FOR

                          DIVIDEND REINVESTMENT

                                  AND

                          STOCK PURCHASE PLAN



                        DATED FEBRUARY 22, 1994

                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


                  Filing fees-Securities and Exchange Commission:
                   Registration Statement.....................................................................            $16,809

                  New York Stock Exchange Listing Fees........................................................              1,500

                  Chicago Stock Exchange Listing Fees.........................................................              7,500

                  *Accountants' Fee...........................................................................              2,500

                  *Printing and engraving costs...............................................................              5,500

                  *Miscellaneous expense (including blue-sky expense).........................................                785
                                                                                                                          -------

                    *Total Expenses...........................................................................            $34,594
                                                                                                                          =======

- -----

*Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Under Section 351.355 of The General and Business Corporation Law of Missouri (the "Indemnification Statute"), the Company may indemnify any director or officer or former director or officer of the Company who was or is made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding in his capacity as an officer or director of the Company against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, provided that, in a threatened, pending or completed action or suit by or in the right of the Company, (i) the Company may indemnify him against expenses, including attorneys' fees and (ii) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. With respect to any criminal action or proceeding, the above indemnification would only apply where the director or officer or former director or officer had no reasonable cause to believe his conduct was unlawful. The termination of an action, suit, or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company and, with respect to criminal proceedings, had reasonable cause to believe his conduct was unlawful.

  The Indemnification Statute further provides that any corporation shall have the power to give any additional indemnity to any person who is or was a director, officer, employee or agent, provided that such additional indemnity (i) is authorized by the articles of incorporation or any by-law or agreement of the corporation adopted by a vote of the stockholders and (ii) shall not indemnify any person from or on account of such person's conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

  The above is a general summary of the Indemnification Statute and is subject in all cases to the specific and detailed provisions of The General and Business Corporation Law of Missouri.

  The Articles of Incorporation ("Articles") of the Company provide that the Company shall indemnify each of its directors and officers to the full extent permitted by the Indemnification Statute and, in addition, shall indemnify each of them against all expenses incurred in connection with any claim by reason of the fact that such director or officer is or was serving the Company, or at the request of the Company, in any of the various corporate or fiduciary capacities referred to in the

Indemnification Statute, or arising out of such person's status in any such capacity, provided that the Company shall not indemnify any person from or on account of such person's conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct, or to the extent that such indemnification shall otherwise be finally adjudged to be prohibited by applicable law.

  The Indemnification Statute further provides that any corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, against any liability asserted against him and incurred by him in any such capacity. In accordance with this section, the Company has obtained insurance protecting the officers and directors against certain liabilities.

  The Company has also entered into indemnification agreements with each of its directors and officers that (i) provide for the indemnification of each such director and officer to the extent provided for by the above-described Articles and (ii) state that the indemnification provided thereunder shall survive the elimination or modification of such Articles with respect to claims that have arisen prior to such elimination or modification.

  The rights of indemnification provided for above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under the Articles or by-laws or any agreement, vote of stockholders or disinterested directors, or otherwise.

ITEM 16. LIST OF EXHIBITS.

  Reference is made to the information contained in the Index to Exhibits filed as part of this Registration Statement.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                              SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, and State of Missouri, on the 22nd day of February, 1994.

                               LACLEDE GAS COMPANY

                               By:          ROBERT J. CARROLL
                                  .....................................
                                           (Robert J. Carroll)
                                    Senior Vice President-Finance and
                                         Chief Financial Officer

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                            NAME                                               TITLE                               DATE
                            ----                                               -----                               ----


                        *R. C. JAUDES                        Chairman of the Board,                             February 22, 1994
.............................................................President, Chief Executive
                       (R. C. Jaudes)                        Officer and Director

                       *R. J. CARROLL                        Senior Vice President-Finance                      February 22, 1994
.............................................................(Principal Financial and
                       (R. J. Carroll)                       Accounting Officer)

                      *A. B. CRAIG, III                      Director                                           February 22, 1994
.............................................................
                     (A. B. Craig, III)

                         *H. GIVENS                          Director                                           February 22, 1994
.............................................................
                         (H. Givens)

                       *J. L. HOAGLAND                       Director                                           February 22, 1994
.............................................................
                      (J. L. Hoagland)

                        *C. R. HOLMAN                        Director                                           February 22, 1994
.............................................................
                       (C. R. Holman)

                         *M. A. KREY                         Director                                           February 22, 1994
.............................................................
                        (M. A. Krey)

                        *W. E. NASSER                        Director                                           February 22, 1994
.............................................................
                       (W. E. Nasser)

                        *B. F. SCHENK                        Director                                           February 22, 1994
.............................................................
                       (B. F. Schenk)

                        *R. P. STUPP                         Director                                           February 22, 1994
.............................................................
                        (R. P. Stupp)

                       *H. E. TRUSHEIM                       Director                                           February 22, 1994
.............................................................
                      (H. E. Trusheim)

  *By:                        ROBERT J. CARROLL
      .................................................................
                             (Attorney-in-Fact)

                                                         INDEX TO EXHIBITS

                                                                                                                    SEQUENTIALLY
     EXHIBIT                                                                                                          NUMBERED
     NUMBER                                                   EXHIBIT                                                   PAGE
     -------                                                  -------                                                -----------

   4(a)*         Laclede Gas Company Dividend Reinvestment and Stock Purchase Plan, amended as of February 11,
                 1994, contained on pages 4-10 of the Prospectus which is a part of this Registration Statement on
                 Form S-3 (File No. 1-1822).

   4(b)          Articles of Incorporation of Laclede Gas Company as of February 11, 1994.                              ----

   4(c)*         By-laws filed as Exhibit 3.01 to the Company's 10-K for the fiscal year ended September 30, 1990
                 (File No. 1-1822).

   4(d)*         Certified copy of resolutions of the Company's Board of Directors adopted on November 21, 1991 amending Article IV, Section 1 of the Company's By-laws, effective January 22, 1992; filed as
                 Exhibit 3.01a to the Company's 10-K for the fiscal year ended September 30, 1991 (File No.
                 1-1822).

   4(e)*         Rights Agreement between Laclede Gas Company and The Boatmen's National Bank of St. Louis, filed as Exhibit 1 to Form 8-A Registration Statement dated April 7, 1986 (File No. 1-1822).

   4(f)*         Mortgage and Deed of Trust, dated as of February 1, 1945; filed as Exhibit 7-A to Registration
                 Statement No. 2-5586.

   4(g)*         Fourteenth Supplemental Indenture dated as of October 26, 1976; filed on June 26, 1979 as Exhibit
                 b-4 to Registration Statement No. 2-64857.

   4(h)*         Seventeenth Supplemental Indenture dated as of May 15, 1988; filed as Exhibit 28(a) to the
                 Registration Statement No. 33-38413.

   4(i)*         Eighteenth Supplemental Indenture, dated as of November 15, 1989; filed as Exhibit 28(b) to the
                 Registration Statement No. 33-38413.

   4(j)*         Nineteenth Supplemental Indenture, dated as of May 15, 1991; filed on May 16, 1991 as Exhibit 4.01 to the Company's Form 8-K (File No. 1-1822).

   4(k)*         Twentieth Supplemental Indenture, dated as of November 1, 1992; filed on November 4, 1992 as
                 Exhibit 4.01 to the Company's Form 8-K (File No. 1-1822).

   4(l)*         Twenty-First Supplemental Indenture, dated as of May 1, 1993; filed on May 13, 1993 as Exhibit
                 4.01 to the Company's Form 8-K (File No. 1-1822).

   5             Opinion of Donald L. Godiner, Senior Vice President, General Counsel and Secretary, as to the
                 legality of the securities being registered.                                                           ----

  23(a)          Consent of Donald L. Godiner (included in Exhibit 5 filed herewith).

  23(b)          Consent of Deloitte & Touche, dated February 22, 1994.                                                 ----

  24             Power of Attorney.                                                                                     ----

- -----

*Incorporated herein by reference.